EXHIBIT 99.1

News Release

LANDAUER

LANDAUER, INC. Reports

Fiscal 2016 FIRST QUARTER RESULTS

For Further Information Contact:

Michael DeGraff

Sard Verbinnen & Co

Phone: 312.895.4734

Email: mdegraff@sardverb.com

GLENWOOD, Ill. — February 9, 2016 — Landauer, Inc. (NYSE: LDR), a recognized leader in personal and environmental radiation measurement and monitoring, outsourced medical physics services and high quality medical consumable accessories, today reported financial results for its fiscal 2016 first quarter ended December 31, 2015.

Fiscal 2016 First Quarter Highlights

•	Revenue of $36.5 million compared to $37.5 million in the first quarter of 2015
o	Domestic Radiation Measurement services revenues increased 2.8% year-over-year
o	Medical Physics revenues grew 10.6% year-over-year
o	$1.6 million reduction in revenue related to divestiture of Radon business
o	$1.2 million unfavorable impact from foreign currency
o	Revenues grew 5.2%, excluding the unfavorable impact of foreign currency and the divested Radon business
•	Operating income of $6.2 million, a 1.6% increase compared to the first quarter of 2015
o	Consolidated operating income margin improved to 17.1% from 16.4% in the first quarter of 2015 driven by a decrease in selling, general and administrative expenses
•	Net income of $3.6 million compared to $4.4 million in the first quarter of 2015
•	Adjusted net income of $4.1 million on track with full-year guidance
•	On a GAAP basis, earnings per diluted share of $0.38

Mike Kaminski, President and Chief Executive Officer of Landauer stated, “Our fiscal 2016 first quarter financial results were in line with our expectations and reflect the consistent demand for our products and solutions, especially within our Medical Physics business.  Our core services that contribute to our recurring revenue base demonstrated strong growth, and I am pleased with the progress we have made driving improvement in our operating margins across all our segments.  Looking ahead, we are well positioned to continue making significant progress on our strategic initiatives, including growth of our informatics solutions and continued development of our next generation dosimetry platform.”

First Fiscal Quarter Financial Overview and Business Segment Results

Revenues for the first fiscal quarter of 2016 were $36.5 million, a 2.7% decrease compared to revenues of $37.5 million for the first fiscal quarter of 2015. Radiation Measurement revenues for the quarter were $24.7 million compared to $26.5 million for the first fiscal quarter of 2015. The decrease in revenues was primarily due to the elimination of the Company’s Radon business through its divestiture in September 2015, resulting in a $1.6 million reduction in revenues.  In addition, unfavorable foreign currency translation rates reduced revenues by $1.2 million. Domestic Radiation Measurement services revenues increased 2.8%, partially offsetting the impact of the Radon business divestiture and the foreign currency rates.  Medical Physics revenues increased $0.9 million, or 10.6%, to $9.4 million, due to increased imaging services.

Operating income for the first fiscal quarter of 2016 was $6.2 million, compared to operating income of $6.1 million for the first fiscal quarter of 2015. Operating income results reflect a decrease in selling, general and administrative expenses, driven by restructuring within the executive management team as well as lower professional fees. Consolidated operating income margin improved to 17.1% from 16.4% in the first fiscal quarter of 2015, driven by the decrease in selling, general and administrative expenses, with improvement across all business segments.

Use of Non-GAAP Financial Measures

Adjusted EBITDA is presented here not as an alternative to net income, but rather as a measure of the Company’s operating performance and is not intended to be a presentation in accordance with GAAP. Since EBITDA (generally, net income plus interest expenses, taxes, depreciation and amortization) is not calculated identically by all companies, this presentation may not be comparable to EBITDA or Adjusted EBITDA presentations disclosed by other companies. Adjusted EBITDA represents net income with adjustments for net financing costs, depreciation and amortization, provision for income taxes, stock compensation expense, goodwill and other intangible assets impairments, and acquisition, reorganization and nonrecurring costs. Management believes that Adjusted EBITDA is useful in evaluating the Company’s operating performance compared to that of other companies in its industry because the calculation of Adjusted EBITDA generally eliminates the effects of certain non-cash and other items that may vary for different companies for reasons unrelated to overall operating performance.

In addition, the Company’s management used Adjusted Net Income as a measure of earnings to eliminate the effects of certain non-cash and nonrecurring items of the Company. Adjusted Net Income represents net income with tax-effected adjustments for stock compensation expense, goodwill and other intangible assets impairments and acquisition, reorganization and nonrecurring costs. However, Adjusted EBITDA and Adjusted Net Income are not recognized measurements under GAAP and should not be considered as an alternative to the most directly comparable measures presented in accordance with GAAP. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is included within this news release.

Conference Call Details

Landauer has scheduled its first quarter conference call for investors over the Internet on Tuesday, February 9, 2016, at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). To participate, callers should dial 866-866-1542 (within the United States and Canada), or 707-294-1539 (international callers), passcode 35752166, about 10 minutes before the presentation. To listen to a webcast on the Internet, please go to the Company’s website at http://www.landauer.com at least 15 minutes early to register, download and install any necessary audio software. Investors may access a replay of the call by dialing 855-859-2056 (within the United States and Canada), or 800-585-8367 (international callers), passcode 35752166, which will be available through Thursday, March 10, 2016. The replay will also be available on Landauer’s website for 30 days following the call.

About Landauer

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure, the leading domestic provider of outsourced medical physics services, as well as a provider of high quality medical accessories used in radiology, radiation therapy, and image guided surgery procedures. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer’s services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.8 million individuals globally. In addition, through its Medical Physics segment, the Company provides therapeutic and imaging physics services to the medical physics community. Through its Medical Products segment, the Company provides medical consumable accessories used in radiology, radiation therapy, and image guided surgery procedures. For information about Landauer, please visit their website at http://www.landauer.com.

Safe Harbor Statement

Some of the information shared here constitutes forward-looking statements that are based on assumptions and involve certain risks and uncertainties. These include the following, without limitation: assumptions, risks and uncertainties associated with the Company’s future performance; the Company’s development and introduction of new technologies in general; the ability to protect and utilize the Company’s intellectual property; continued customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence (OSL) technology to new platforms and formats; military and other government funding for the purchase of certain of the Company’s equipment and services; the impact on sales and pricing of certain customer group purchasing arrangements; changes in spending or reimbursement for medical products or services; the costs associated with the Company’s research and business development efforts; the usefulness of older technologies and related licenses and intellectual property; the effectiveness of and costs associated with the Company’s IT platform enhancements; the anticipated results of operations of the Company and its subsidiaries or joint ventures; valuation of the Company’s long-lived assets or reporting units relative to future cash flows; changes in pricing of services and products; changes in postal and delivery practices; the Company’s business plans; anticipated revenue and cost growth; the ability to integrate the operations of acquired businesses and to realize the expected benefits of acquisitions; the risks associated with conducting business internationally; costs incurred for potential acquisitions or similar transactions; other anticipated financial events; the effects of changing economic and competitive conditions, including instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings; foreign exchange rates; government regulations; accreditation requirements; changes in the trading market that affect the costs of obligations under the Company’s benefit plans; and pending accounting pronouncements. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from what is anticipated today. These risks and uncertainties also may result in changes to the Company’s business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses. Additional information may be obtained by reviewing the information set forth in Item 1A. “Risk Factors” and Item 7A. “Quantitative and Qualitative Disclosures about Market Risk” and information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015 and other reports filed by the Company, from time to time, with the Securities and Exchange Commission. The Company does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in the Company’s expectations, except as required by law.

Financial Tables Follow

Landauer, Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(Dollars in Thousands)	December 31, 2015	September 30, 2015
Assets
Cash and cash equivalents	$9,540	$15,314
Receivables, net of allowances of $1,608 at December 31, 2015 and $1,556 at September 30, 2015	32,058	32,412
Inventories	7,195	7,035
Prepaid expenses and other current assets	7,590	6,992
Total current assets	56,383	61,753

Net property, plant and equipment	46,067	46,367
Equity in joint ventures	23,026	24,010
Goodwill	34,868	35,072
Intangible assets, net of accumulated amortization of $38,964 at December 31, 2015 and $38,662 at September 30, 2015	12,839	13,052
Other assets	28,502	28,490
Total assets	$201,685	$208,744

Liabilities
Total current liabilities	$36,434	$38,493
Long-term debt	127,685	133,385
Other non-current liabilities	24,251	24,539
Total liabilities	188,370	196,417

Stockholders' equity
Landauer, Inc. stockholders' equity	12,210	11,195
Noncontrolling interest	1,105	1,132
Total stockholders' equity	13,315	12,327
Total Liabilities and Stockholders' Equity	$201,685	$208,744

Landauer, Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,
(Dollars in Thousands, Except per Share)	2015	2014
Total revenues	$36,530	$37,547

Cost and expenses:
Cost of sales	18,015	17,751
Selling, general and administrative	12,263	13,655
Total costs and expenses	30,278	31,406

Operating income	6,252	6,141
Equity in income of joint ventures	301	696
Other expense, net	(1,093)	(702)
Income before taxes	5,460	6,135
Income tax expense	1,687	1,610
Net income	3,773	4,525
Less: Net income attributed to noncontrolling interest	130	148
Net income attributed to Landauer, Inc.	$3,643	$4,377

Net income per share attributable to Landauer, Inc. shareholders:
Basic	$0.38	$0.46
Weighted average basic shares outstanding	9,460	9,446

Diluted	$0.38	$0.46
Weighted average diluted shares outstanding	9,492	9,474

Landauer, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended December 31,
(Dollars in Thousands)	2015	2014
Cash flows from operating activities:
Net income	$3,773	$4,525
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,797	3,078
Equity in income of joint ventures	(301)	(696)
Dividends from joint ventures	1,195	1,139
Stock-based compensation and related net tax benefits	457	437
Current and long-term deferred taxes, net	632	(1,195)
Gain on sale, disposal and abandonment of fixed assets	(9)	(3)
Gain on investments	(190)	(111)
Changes in operating assets and liabilities	(2,413)	2,310
Net cash provided by operating activities	5,941	9,484

Net cash used in investing activities	(2,929)	(1,699)

Cash flows from financing activities:
Long-term borrowings, net	(5,700)	-
Dividends paid to stockholders	(2,651)	(5,347)
Other financing activities, net	(156)	(331)
Net cash used in financing activities	(8,507)	(5,678)

Effects of foreign currency translation	(279)	(471)
Net (decrease) increase in cash and cash equivalents	(5,774)	1,636
Opening balance - cash and cash equivalents	15,314	6,761
Ending balance - cash and cash equivalents	$9,540	$8,397

Non-GAAP Financial Measures

A reconciliation of Adjusted EBITDA and Adjusted Net Income (i.e., non-GAAP financial measures) to the most directly comparable GAAP measures is provided below:

	Three Months Ended December 31,
(Unaudited, Dollars in Thousands)	2015	2014
Adjusted EBITDA
Net income attributed to Landauer, Inc.	$3,643	$4,377
Add back:
Net financing costs	818	838
Depreciation and amortization	2,797	3,078
Provision for income taxes	1,687	1,610
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$8,945	$9,903
Adjustments:
Non-cash stock based compensation	457	437
Transaction expenses	190	-
Sub-total adjustments	647	437
Adjusted EBITDA	$9,592	$10,340

	Three Months Ended December 31,
(Unaudited, Dollars in Thousands)	2015	2014
Adjusted Net Income
Net income attributed to Landauer, Inc.	$3,643	$4,377
Sub-total adjustments	647	437
Income taxes on adjustments	(200)	(114)
Adjustments, net	447	323
Adjusted Net Income	$4,090	$4,700

Segment Information

The following tables summarize financial information for each reportable segment for the three months ended December 31:

	Three Months Ended December 31,
(Unaudited, Dollars in Thousands)	2015	2014
Revenues by segment:
Radiation Measurement	$24,704	$26,491
Medical Physics	9,353	8,484
Medical Products	2,473	2,572
Consolidated revenues	$36,530	$37,547

	Three Months Ended December 31,
(Unaudited, Dollars in Thousands)	2015	2014
Operating income (loss) by segment:
Radiation Measurement	$8,898	$9,384
Medical Physics	778	618
Medical Products	490	334
Corporate	(3,914)	(4,195)
Consolidated operating income	$6,252	$6,141